Exhibit 3.1

CERTIFICATE OF AMENDMENT

 TO THE

CERTIFICATE OF INCORPORATION

OF

HANDY & HARMAN LTD.

_______________________________________________
Pursuant to Section 242 of the General Corporation Law of the State of Delaware

Handy & Harman Ltd. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify as follows:

1.	The name of the Corporation is Handy & Harman Ltd.

2.	Pursuant to Section 242 of the Delaware General Corporation Law, this Certificate of Amendment hereby amends:

The definition of “Restriction Release Date” in Article FIFTH, paragraph F(15) of the Certificate of Incorporation by deleting it in its entirety and replacing it with the following:

“(15) “Restriction Release Date” means the earliest of (a) July 29, 2018, (b) the repeal, amendment or modification of Section 382 in such a way as to render the restrictions imposed by Section 382 no longer applicable to the Corporation, (c) the beginning of a taxable year of the Corporation in which no Tax Benefits are available, (d) the determination by the Board that the provisions of this Article FIFTH shall not apply, (e) a determination by the Board or the Internal Revenue Service that the Corporation is ineligible to use Section 382(l)(5) of the Code permitting full use of the Tax Benefits existing as of the Effective Date, and (f) an election by the Corporation for Section 382(l)(5) of the Code not to apply.”

3.
The foregoing amendments to the Certificate of Incorporation were duly authorized by the affirmative vote of the Board of Directors of the Corporation and a written consent of the holder of a majority of outstanding shares of Common Stock of the Corporation.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be signed this 13th day of July 2015.

HANDY & HARMAN LTD.

By:	/s/James F. McCabe, Jr.
	Name:	James F. McCabe, Jr.
	Title:	Chief Financial Officer